ACCEPTANCE OF APPOINTMENT







I, R. D. Fritzler, having been appointed a director of Sphinx Industries, Inc. (the Corporation) do hereby accept said position and all responsibilities that accompany the position.















Dated as of March 10, 1997





                           Original signature on file
                           --------------------------
                                    Director